EXHIBIT 10(xvi)
Summary of Bonus Plan
     Camco Financial Corporation (“Camco”) maintains both a short-term cash bonus plan and a long-term stock-based incentive plan. Bonus and incentive plan awards for executive officers of Camco and its subsidiaries are based on the achievement of corporate performance objectives which are established annually by Camco’s Compensation Committee at the beginning of each year. Currently, the performance objectives consist of objectives for: net income growth and its related effect upon earnings per share; stock price appreciation; non-interest income; net interest margin growth; efficiency ratio; deposit growth, emphasizing checking account growth; and loan growth. The individual objectives are then weighted as to value each year, with net income generally having the highest weighting, demonstrating earnings per share as one of the most important goals for management and the Board of Directors.
     Currently, the cash bonus amounts range from 0% to 50% of the Chief Executive Officer’s base salary and 0% to 35% of other executive officers’ base salaries, subject to the percentage of performance measurements achieved. Additional discretionary bonus amounts may also be awarded under the cash bonus plan in recognition of other achievements, such as merger and acquisition activities, which are not part of the established performance objectives.
     The long-term incentive plan provides for the award of stock options of varying levels for each of the executive officers, ranging in amount from 0% to a maximum of between 100% and 200% of the officer’s base salary, subject to the percentage of performance measurements achieved. Options are issued at market prices, have a term of ten years, and typically vest at a rate of 20% each year beginning on the grant date, except that the Chief Executive Officer’s options vest immediately. This element of the executive compensation program is designed to align the interests of the executive with corporate stockholder objectives since the price performance of Camco’s common stock directly affects the value of these long-term awards.